EXHIBIT 21

SUBSIDIARIES OF ART TECHNOLOGY GROUP, INC.

NAME OF ORGANIZATION	JURISDICTION

ATG Securities Corporation	Massachusetts
Art Technology Group B.V.	Netherlands
Art Technology Group GmbH	Germany
Art Technology Group (Europe) Limited	United Kingdom
Art Technology Group (Canada) Inc.	Canada
Art Technology Group Canada ULC	Canada
Art Technology Group, S.A.R.L.	France
Estara Inc.	Maryland
Estara E.	France
Estara Asia Pte. Ltd	Singapore
Primus Knowledge Solutions, Inc.	Washington
Primus Knowledge Solutions (UK) Limited	United Kingdom
Primus Knowledge Solutions France	France
Amacis Ltd.	Northern Ireland